Exhibit 99.1

MCEWEN MINING Q1 2014

FINANCIAL & OPERATING RESULTS

(All Amounts in US Dollars Unless Otherwise Stated)

TORONTO, ONTARIO - (May 8, 2014) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to provide a summary of the Company’s Q1 2014 financial and operating results.

Q1 2014 Highlights

•             The Company reported net income of $17.9 million or $0.06 per share in Q1 2014. Net income includes $24.7 million, or $0.08 per share, of deferred income tax recoveries due to the decline in the Argentine peso relative to the U.S dollar. Removing the impact of this foreign currency gain, adjusted net loss* for the quarter ended March 31, 2014 was $6.2 million, or $(0.02) per share.

•             Earnings from mining operations* during Q1 totaled $11.4 million. This is up from $7.0 million in Q1 2013 and $6.5 million in Q4 2013. The increase compared to Q1 2013 is primarily due to a higher number of ounces sold from the San José mine, as well as lower costs due to the devaluation of the Argentine peso.

•             Gold equivalent production** totaled 32,146 ounces (20,062 gold ounces and 725,025 silver ounces). This is 14% higher than Q1 2013 and 8% lower than Q4 2013. Production was lower than Q4 2013 due to fewer days in the quarter and traditional ramp-up in Argentina after year-end holidays.

•             The Company is on track to meet full-year production guidance of 135,000 to 140,000 gold equivalent ounces.

•             Total cash costs* and all-in sustaining costs* were $790 and $1,100 per gold equivalent ounce. Total cash costs were 21% lower than Q1 2013 and 1% lower than Q4 2013. All-in sustaining costs were 37% lower than Q1 2013 and 6% lower than Q4 2013. Costs were lower versus the two comparable quarters due to 1) devaluation of the Argentine peso and 2) less mine site exploration and mine development.

•             El Gallo 1 mine expansion is now complete and commissioning is underway. The final cost of the expansion was under budget.

•             A new reserve and resource estimate for the San José mine increased the size of the proven and probable reserve by 12%, gold grades by 9% and silver grades by 10%, confirming San José as one of the highest grade precious metal mines in the America’s.

•                  At March 31, 2014, the Company had $21.5 million in liquid assets and no debt.

*Adjusted net loss, earnings from mine operations, total cash costs, all-in sustaining costs, and all-in costs are financial performance measures with no standardized definition under generally accepted accounting principles in the United States of America (“Non-GAAP measure”). See “Cautionary Note Regarding Non-GAAP Measures” for additional information.

** Gold equivalent calculated by converting silver into gold using a 60:1 exchange ratio. In 2013, 52:1 exchange ratio was used to calculate gold equivalent production and costs. Figures from 2013, including total cash costs, all-in sustaining costs, and all-in costs on a per gold equivalent ounce basis, have been adjusted to 60:1 for comparison purposes.

Financial Highlights

During Q1 2014 McEwen Mining reported net income of $17.9 million $0.06 per share versus a loss of $11.0 million $(0.04) per share in the comparable period in 2013 and a loss of $11.3 million $(0.04) per share in Q4 2013. Net income during the quarter included  $7.0 in income on investment in MSC, and a $24.7 million gain due to the recovery of deferred income taxes relating to the decline in the Argentine peso relative to the U.S. dollar.  Removing the impact of this foreign currency gain, adjusted net loss* for the quarter ended March 31, 2014 was $6.2 million, or $(0.02) per share.

Earnings from mining operations during the quarter totaled $11.4 million versus $7.0 million in Q1 2013 and $6.5 million in Q4 2013. Earnings from mining operations were up compared to Q1 2013 due to a higher number of ounces sold from the San José mine, in addition to lower costs due to the devaluation of the Argentine peso.

At March 31, 2014, McEwen Mining had cash and liquid assets of $21.5 million, comprised of cash totaling $19.5 million and gold and silver bullion of $2.0 million. The Company remains debt free. During Q1, McEwen Mining received $3.9 million in dividends from Argentina with the majority having been repatriated back to the Company’s head office in Canada. In addition, McEwen Mining is awaiting payment from the Mexican government for a $13.1 million tax refund.

Major expenditures in Q1 2014 included $0.9 million for the El Gallo 1 mine expansion, $1.6 million in development costs for El Gallo 2,  $2.7 million in exploration costs and $3.2 million in general and administrative expenses.

San José Mine, Argentina (49%)

Production for McEwen Mining’s share in the San José mine during Q1 2014 was 22,781 gold equivalent ounces (converting silver into gold using a 60:1 ratio), consisting of 10,767 gold ounces and 720,830 silver ounces. This was 6% higher than the comparable period in 2013 and 16% lower than Q4 2013. Production was lower than Q4 2013 due to fewer days in the quarter and ramp-up after year-end holidays. Historically Q1 is the lowest production quarter at the mine.

Gold equivalent total cash costs in Q1 2014 equaled $816 per ounce. This is 29% lower than Q1 2013 and 1% higher than Q4 2013. Cash costs fell versus Q1 2013 mainly due to the devaluation of the Argentine peso and the cash flow optimization program implemented by at the mine. Production costs in Q1 2013 were also affected by a 10-day production stoppage at the mine. There was no similar stoppage in the same period in 2014.

All-in sustaining costs totaled $992 per gold equivalent ounce and was 39% lower than Q1 2013 and 10% lower than Q4 2013.  The decrease in all-in sustaining costs are due to the change in total cash costs noted above and fluctuations in exploration, pre-development, capital expenditures and ounces sold during the quarter. The average realized prices for gold and silver during Q1 2014 were $1,337 oz. and $20.15/oz., respectively.

Production guidance for San José in 2014 remains 97,500 gold equivalent ounces.  Cash costs and all-in sustaining costs are estimated at $750 and $1,100 per gold equivalent ounce in 2014.

An updated reserve and resource estimate for the San José mine was published during Q1. Proven and probable gold and silver reserves increased by 12%, to 409,400 ounces gold and 30.1 million ounces silver, contained in 1.8 million tonnes and gold grades increased by 9% to 7.03 gpt and silver grades increased by 10% to 515 gpt. Measured and Indicated gold and silver resources increased by 6% and 7% respectively, with

1.05 million ounces gold and 72.8 million ounces silver, contained in 4.4 million tonnes and gold and silver grades increased by 6% to 7.45 gpt gold and 515 gpt silver. Inferred gold and silver resources were down by 13% and 16% respectively from 2012 with 430,500 ounces gold and 27.1 million ounces silver, contained in 1.9 million tonnes and gold grades decreased by 2% to 7.23 gpt and silver grades decreased by 4% to 455 gpt.

San José Mine Production Results

	Q1 2014	Q4 2013	Q1 2013	Full-Year 2013
San José — 100%*
Ore production (tonnes processed)	134,589	156,150	108,379	536,937
Average grade gold (gpt)	5.77	6.03	6.87	6.42
Average head silver (gpt)	391	399	459	425
Average gold recovery (%)	88.1	87.6	88.1	89.2
Average silver recovery (%)	86.9	87.0	84.4	86.7
Gold produced (ounces)	21,974	26,529	21,078	98,827
Silver produced (ounces)	1,471,081	1,741,275	1,350,847	6,356,801
Gold sold (ounces)	22,298	25,254	12,817	94,758
Silver sold (ounces)	1,492,687	1,742,030	889,078	6,277,837
Co-product total cash cost Au (US$/oz)	872	832	1,089	876
Co-product total cash cost Ag (US$/oz)	12.75	13.15	19.82	13.71
Gold equivalent total cash cost (US$/oz)	816	809	1,142	848
Co-product all-in sustaining cash cost Au (US$/oz)	1,060	1,129	1,550	1,182
Co-product all-in sustaining cash cost Ag (US$/oz)	15.51	17.84	28.21	18.49
Gold equivalent co-product all-in sustaining cash cost (US$/oz)	992	1,098	1,626	1,144
McEwen Mining — 49% Share
Gold produced (ounces)	10,767	12,999	10,328	48,425
Silver produced (ounces)	720,830	853,225	661,915	3,114,833
Gold equivalent produced (ounces)	22,781	27,219	21,360	100,338

*   McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo 1 Mine, Mexico (100%)

In Q1 2014 the El Gallo 1 mine set a production record, producing 9,365 gold equivalent ounces, consisting of 9,295 gold ounces and 4,195 silver ounces. This was 38% higher than Q1 2013 and 21% higher than Q4 2013. The increased production is the result of more tonnes being processed versus the comparable quarters.

Total cash costs in Q1 2014 equaled $720 per gold equivalent ounce, 7% lower than Q1 2013 and 6% lower than Q4 2013. All-in sustaining costs totaled $1,046 per gold equivalent ounce in Q1 2014, which was 27% lower than Q1 2013 and 3% lower than Q4 2013. The average realized prices for gold and silver during Q1 2014 were $1,296/oz. and $20.26/oz., respectively.

In 2014, El Gallo 1 is forecasted to produce 37,500 gold equivalent ounces (converting silver into gold using a 60:1 ratio). Total cash costs and all-in sustaining costs have been estimated at $750 and $1,100 per gold equivalent ounce.

The El Gallo 1 expansion from 3,000 to 4,500 tonnes per day is now complete. The expansion was completed ahead of schedule. The increased capacity, combined with higher grades as mining moves deeper in the pit, is expected to increase production from 37,500 gold equivalent ounces in 2014, to 75,000 gold equivalent ounces in 2015. Cash costs and all-in sustaining costs are forecasted to fall from $750 to $575 per gold equivalent ounce and $1,100 to $850 per gold equivalent ounce in 2015 respectively.

El Gallo 1 Mine Production Results

	Q1 2014	Q4 2013	Q1 2013	Full-Year 2013
Ore production (tonnes processed)	359,402	323,863	295,173	1,255,314
Average grade gold (gpt)	1.16	1.17	1.10	1.22
Gold produced (ounces)	9,295	7,687	6,673	30,733
Silver produced (ounces)	4,195	3,786	5,640	20,635
Gold equivalent produced (ounces)	9,365	7,750	6,767	31,077
Gold sold (ounces)	8,563	7,980	8,085	32,705
Silver sold (ounces)	1,600	5,500	7,800	22,700
Gold equivalent total cash cost (US$)	720	766	772	750
Gold equivalent co-product all-in sustaining cash cost (US$)	1,046	1,073	1,432	1,166

*    Gold recoveries are projected to reach 70% through on-going leaching.

El Gallo 2, Mexico (100%)

On January 21, 2014, the Company announced that the Secretariat of Environment and Natural Resources (SEMARNAT) for the State of Sinaloa, Mexico had approved McEwen Mining’s Change of Land Use permit for El Gallo 2. El Gallo 2 is projected to produce an average of 95,000 gold equivalent ounces per year (5.2 million ounces of silver and 6,100 ounces of gold) at an approximate cash cost of $750 per gold equivalent ounce (including all pre-strip and Mexican royalties). All-in sustaining costs have been estimated at approximately $800 per gold equivalent ounce (including an estimated $5 million per year on exploration). Gold equivalent ounces have been calculated by converting silver into gold using a 60:1 exchange ratio.

The Company has made a decision to defer the construction of El Gallo 2 due to low silver prices. The Company believes silver prices would have to be closer to $25 per ounce before the rate of return would be high enough to move forward with construction. In order to prepare for a possible construction decision later this year, the Company has been evaluating possible debt financing alternatives while advancing the construction of the ball mill, which is the longest lead time item associated with the project. The ball mill is 60% complete and expected to be delivered in Q3 2014.

The feasibility study for El Gallo 2 (September 2012) has been reviewed and we have identified opportunities to reduce estimated capital expenditures by approximately $20 million. The savings are expected in the following areas: 1) reduction in leach tanks, 2) smaller process plant / refinery, 3) modular crushers, and 4) reduction in transformers. These changes are expected to have minimal impact on annual production. To date $10 million of the final construction cost has been spent. Provided the Company realizes on these projected savings and factoring in the funds that have been spent to date, approximately $150 million would be required in order to complete the mine.

Gold Bar Project, Nevada (100%)

McEwen Mining continues to advance the Gold Bar permitting process for construction and production. Gold Bar is forecasted to produce 50,000 ounces gold per year for 8 years at a cash cost of $700 per ounce and an all-in sustaining cost of $850 per ounce. McEwen Mining submitted the Plan of Operations permit application during the fourth quarter of 2013, and received a completeness determination from the Bureau of Land Management in April 2014. A subsequent determination of the level of National Environmental Policy Act and commencement will occur after review and approval of baseline documents for the associated land actions.

This is expected in May. McEwen Mining is hopeful to receive approval for mine construction by the end of Q2 2015.

Nevada Exploration Activities

In Q1 2014, McEwen Mining entered into a joint venture with partner, Kinetic Gold for their South Roberts Project. The property is located in the Cortez trend 10 miles (16 km) south-east of the Gold Bar deposit. Recent and historical geochemical and geophysical work has identified a number of untested near surface targets.

McEwen Mining was granted the right to earn a 70% interest over four years by spending a minimum of $4 million in exploration and development expenditures. The $4 million spending requirement must include a minimum drilling of 15,000 ft. (4,500m).

McEwen Mining will be the operator of the exploration program. The program will consist of five drill holes totaling 7,500 ft. (2,300m) during 2014.

Q1 2014 Conference Call Details

McEwen Mining will be hosting a conference call to discuss the Q1 2014, results and project developments on Thursday May 8, 2014 11 am EDT

WEBCAST:

http://www.gowebcasting.com/lobby/5535

TELEPHONE:

Participant dial-in number(s): 416-340-9432 / 800-446-4472

REPLAY:
Dial-in number(s): 905-694-9451 / 800-408-3053
Pass code: 5528197

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for the S&P 500 by creating a high growth gold/silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo 1 mine and El Gallo 2 project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

As of May 8, 2014 McEwen Mining has an aggregate of 297,159,359 shares of common stock outstanding and issuable upon the exchange of the exchangeable shares. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

TECHNICAL INFORMATION

This news release has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101).

El Gallo: for additional information about the El Gallo complex see the technical report titled “Resource Estimate for the El Gallo Complex, Sinaloa State, Mexico” dated August 30, 2013 with an effective date of June 30, 2013, prepared by John Read, C.P.G., and Luke Willis, P. Geo. Mr. Read and Mr. Willis are not considered independent of the Company as defined by NI 43-101 Gold Bar: For information about the Gold Bar project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered SME, Eric Olin, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101.

The foregoing news release and technical reports are available under the Corporation’s profile on SEDAR (www.sedar.com).

There are significant risks and uncertainty associated with commencing production or changing production plans without a feasibility, pre-feasibility or scoping study. The expansion to El Gallo 1 has not and may not be explored, developed or analyzed in sufficient detail to complete an independent feasibility or pre-feasibility study. Further, although the subject of a 2012 feasibility study, the Company does not have a current feasibility study on the El Gallo 2 project. As such, each of the foregoing may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the expansion of all or part of this project.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs.  All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs.  Total cash cost and all-in sustaining cash cost per ounce are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

(2) Adjusted net income (loss)

Adjusted net income (loss) excludes the following items from net income (loss): impairment charges, net of tax; foreign currency gains and losses, including the impact of the devaluation Argentine peso relative to the U.S. dollar; other non-recurring items, if applicable.  We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying operating performance of our core mining business. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

(3) Earnings from mining operations

Earnings from mining operations consists of gold and silver revenues from our El Gallo 1 mine and our 49% attributable share from the San José mine, and deducts Production Costs Applicable to Sales. It also includes depreciation and amortization expense incurred at the mining operations, but does not include amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition). We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-A for the quarter ended March 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Director, Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 E-mail: info@mcewenmining.com